SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 13, 2016

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On September 13, 2016, AEP Generation Resources Inc. (“AGR”) and AEP Generating Company (“AEG”), subsidiaries of American Electric Power Company, Inc. (the “Company”), entered into an agreement to sell four electric generation plants to a newly formed joint venture by affiliates of The Blackstone Group and ArcLight Capital Partners LLC for approximately $2.17 billion in cash. The purchase price is subject to adjustment based on coal inventory, and preclosing capital expenditures and other customary adjustments, in each case, as of the closing. The assets to be sold are approximately 5,200 megawatts (“MW”) of coal-fired and natural gas-fired generation in the PJM Interconnection wholesale market, including:

•	Gavin Plant, an approximately 2,665 MW coal facility located in Cheshire, Ohio (owned by AGR);

•	Darby Plant, an approximately 507 MW natural gas facility located in Pickaway, Ohio (owned by AGR);

•	Waterford Plant, an approximately 840 MW natural gas facility located in Waterford, Ohio (owned by AGR); and

•	Lawrenceburg Plant, an approximately 1,186 MW natural gas facility located in Lawrenceburg, Indiana (owned by AEG).

The transaction is subject to customary closing conditions, including the approval of the Federal Energy Regulatory Commission under the Federal Power Act, the approval of the Indiana Utility Regulatory Commission, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and a modification approved by the United States District Court for the Southern District of Ohio with respect to the applicable Consent Decree, dated as of October 9, 2007, as modified, relating to prior complaints under the Clean Air Act.  The transaction is expected to close within six months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

September 15, 2016